                                                                   EXHIBIT 10.20

                           --------------------------
                           HIGH POINTE AT GREENWOOD I
                           --------------------------



                                      LEASE



                                 BY AND BETWEEN




                      HIGH POINTE I DEVELOPMENT GROUP LLC,
                      A COLORADO LIMITED LIABILITY COMPANY


                                  AS "LANDLORD"





                                       AND




                      HALLMARK ENTERTAINMENT NETWORK, INC.
                             A DELAWARE CORPORATION



                                  AS "TENANT"
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                               TABLE OF CONTENTS


                                                                   PAGE
1.  TERMS AND DEFINITIONS; SCHEDULES ............................    1
    1.1   TERMS AND DEFINITIONS .................................    1
    1.2   SCHEDULES .............................................    2

2.  PREMISES ....................................................    2
    2.1   LEASE OF PREMISES .....................................    2
    2.2   PRIOR OCCUPANCY .......................................    2

3.  PAYMENT OF RENT AND OPERATING COSTS .........................    2
    3.1   LEASE TERM RENT .......................................    2
    3.2   BASE RENT ADJUSTMENT ..................................    3
    3.3   [INTENTIONALLY OMITTED.] ..............................    3
    3.4   EXCESS OPERATING COSTS ................................    3
    3.5   TAXES .................................................    4

4.  IMPROVEMENTS BY LANDLORD; POSSESSION ........................    4
    4.1   CONSTRUCTION CONDITIONS ...............................    4
    4.2   COMMENCEMENT OF POSSESSION ............................    4

5.  PROJECT SERVICES ............................................    4

6.  COVENANTS ...................................................    5
    6.1   USE OF LEASED PREMISES ................................    5
    6.2   INSURANCE .............................................    6
    6.3   REPAIRS ...............................................    7
    6.4   ASSIGNMENT AND SUBLETTING .............................    7
    6.5   ESTOPPEL CERTIFICATE ..................................    7
    6.6   BROKERAGE COMMISSIONS .................................    8
    6.7   REGULATIONS ...........................................    8
    6.8   HAZARDOUS MATERIALS REGULATIONS .......................    8

7.  LANDLORD'S RESERVED RIGHTS ..................................    8
    7.1   ADDITIONAL RIGHTS RESERVED TO LANDLORD ................    8

8.  CASUALTY AND UNTENANTABILITY ................................    9
    8.1   TERMINATION BY LANDLORD OR TENANT .....................    9
    8.2   REPAIR AND RESTORATION ................................    9
    8.3   RESTORATION OF LEASED PREMISES ........................    9
    8.4   RENT; PRORATIONS ......................................    9

9.  CONDEMNATION ................................................    9
    9.1   RENT ABATEMENT ........................................    9
    9.2   LEASE TERMINATION .....................................    9

10. INDEMNITY, SUBROGATION AND WAIVER ............................   10
    10.1   INDEMNITY .............................................   10
    10.2   WAIVER OF SUBROGATION .................................   10
    10.3   LIMITATION OF LANDLORD'S LIABILITY ....................   10

11. TENANT'S DEFAULT AND LANDLORD'S REMEDIES .....................   10
    11.1   TENANT'S DEFAULT ......................................   10
    11.2   REMEDIES ON DEFAULT ...................................   11

12. TERMINATION ..................................................   11
    12.1   SURRENDER OF LEASED PREMISES ..........................   11
    12.2   HOLDOVER TENANCY ......................................   12

13. MISCELLANEOUS ................................................   12
    13.1   QUIET ENJOYMENT .......................................   12
    13.2   ACCORD AND SATISFACTION ...............................   12
    13.3   SEVERABILITY ..........................................   12
    13.4   SUBORDINATION AND ATTORNMENT ..........................   12
    13.5   APPLICABLE LAW/CONSTRUCTION ...........................   12
    13.6   BINDING EFFECT ........................................   13
    13.7   TIME ..................................................   13
    13.8   ENTIRE AGREEMENT ......................................   13
    13.9   NOTICES ...............................................   13
    13.10  FORCE MAJEURE .........................................   13
    13.11  ATTORNEYS' FEES; PREJUDGMENT INTEREST .................   13
    13.12  AUTHORITY .............................................   13

                                      LEASE

         This Lease is made this 1st day of June, 1998, by and between HIGH POINTE I DEVELOPMENT GROUP LIC, a Colorado Limited Liability Company ("Landlord"), and HALLMARK ENTERTAINMENT NETWORK, INC., a Delaware corporation ("Tenant") on the terms, covenants and conditions sot forth below.

         1.       TERMS AND DEFINITIONS; SCHEDULES.

                  1.1 TERMS AND DEFINITIONS.

                      1.1.1 LEASED PREMISES shall mean Suites 400 and 500 as described in Schedule 1 attached. [SUBJECT TO PARAGRAPHS 1 AND 2 OF SCHEDULE 9 ATTACHED HERETO.]

                      1.1.2 BUILDING shall mean the office building located at 6430 South Fiddlers Green Circle, Englewood, Colorado, which is a part of the Project.

                      1.1.3 PROJECT shall mean the land, Building, parking structure and parking areas at 6430 South Fiddlers Green Circle, Englewood, Colorado, known as High Pointe at Greenwood I, which land is more particularly described as Lot 1, Greenwood Plaza South, Filing No. 4, County of Arapahoe, State of Colorado.

                      1.1.4 TENANT'S SQUARE FOOTAGE shall mean the fourth and fifth floors of the Building consisting of 48,868 Rentable Square Feet including Tenant's pro rata share of the Common Areas (as defined in Schedule 1 attached hereto), or 1,810 square feet (reflecting an add-on factor of three and eighty-five one hundredths percent (3.85%). The actual Rentable and Usable Area has been calculated by Landlord's representative using the method for determining Rentable Area as set forth in the Methods for Measuring Floor Area in Office Buildings, published by the Building Owners and Managers Association International copyright 1996. [SUBJECT TO PARAGRAPHS 1 AND 2 OF SCHEDULE 9 ATTACHED HERETO.]

                      1.1.5 LEASE COMMENCEMENT DATE shall mean three (3) business days after Substantial Completion has been achieved pursuant to
Schedule 5 attached hereto, which Lease Commencement Date the parties anticipate to be on or before August 17, 1998. "Lease Expiration Date" shall mean one hundred twenty (120) months after Lease Commencement Date, or approximately August 16, 2009. "Lease Term" shall mean the one hundred twenty (120) month period between Lease Commencement Date and Lease Expiration Date. [SUBJECT TO PARAGRAPH 1 OF SCHEDULE 9 ATTACHED HERETO.]

                      1.1.6 [INTENTIONALLY OMITTED.]


                      1.1.7 BASE RENT shall refer to the basic rental payments payable by Tenant to Landlord pursuant to Schedule 7 attached hereto (which payments include the Operating Cost Stop and covered parking costs pursuant to
Schedule 8 attached hereto), and initially shall mean Twenty-Two Dollars and Sixty-Four Cents ($22.64) per square foot of Tenant's Square Footage per year or One Million One Hundred Six Thousand One Hundred Seventy-Six Dollars ($1,106,176.00) annually and Ninety-Two Thousand One Hundred Eighty-One Dollars and Thirty-Three Cents ($92,181.33) monthly, and shall be adjusted as set forth on Schedule 7 attached hereto. An "Adjustment Date" is a date on which Base Rent shall be adjusted as provided in Schedule 7.

                      1.1.8 TENANT'S PRO RATA SHARE shall mean the ratio that Tenant's Square Footage bears to the Total Rentable Square Footage of the Building of one hundred twenty thousand fourteen (120,014) square feet, or approximately forty-one percent (41%), which may be adjusted pursuant to paragraph 7.1(c), below. [SUBJECT TO PARAGRAPHS 1 AND 2 OF SCHEDULE 9 ATTACHED HERETO.]

                      1.1.9 OPERATING COST STOP shall mean the cost per square foot of Total Rentable Square Footage of the Building per year, which shall be the actual per square foot Operating Costs for the calendar year 1999, assuming a ninety-five percent (95%) occupancy of the Total Rentable Square Feet of the Building. Notwithstanding the foregoing, for purposes of determining the Operating Cost Stop, "real estate taxes and assessments" shall mean the lessor of the actual real estate taxes and assessments for the calendar year 1999, or Two Dollars and Fifty Cents ($2.50) per Rentable Square Foot of the Building.

                      1.1.10 EXCESS OPERATING COSTS shall mean the difference between Landlord's annual Operating Costs (as defined in paragraph 3.4 below) and the Operating Cost Stop.

                      1.1.11 PERMITTED PURPOSE means that Tenant may use the Leased Premises for general office uses and any lawful purposes incidental thereto.

                      1.1.12 PERMITTED PARKING shall mean the parking spaces provided to Tenant, as set forth on Schedule 8.

                      1.1.13 MANAGING AGENT shall mean Lankford & Associates, Inc. or any other agent specified in writing by Landlord pursuant to the provisions for Notice in this Lease.

                      1.1.14 LANDLORD'S MAILING ADDRESS shall mean:

                             High Pointe I Development Group LLC
                             c/o Lankford & Associates, Inc.
                             4275 Executive Square, Suite 328
                             La Jolla, California 92037
                             Attn:   Mr. Robert V. Lankford

                      1.1.15 TENANT'S MAILING ADDRESS shall mean:

Duplicate originals to:      1325 Avenue of the Americas, Suite 2100
                             New York, New York 10019,
                             Attn: Chief Financial Officer

                             and

                             2405 Grand Avenue, Suite 200
                             Kansas City, Missouri 64108
                             Attn: Corporate Real Estate Director

with a copy to:              Suite 400
                             6430 South Fiddlers Green Circle
                             Englewood, Colorado 80111

                  1.2 SCHEDULES. The Schedules listed below are incorporated into this Lease by reference unless lined out. The terms of schedules, exhibits and typewritten addenda, if any, attached or added hereto shall control over any inconsistent provisions in the paragraphs of this Lease.

                      (a) Schedule 1: Description of Leased Premises and Floor
                          Plan

                      (b) Schedule 2: Rules and Regulations

                      (c) Schedule 3: Utility Services

                      (d) Schedule 4: Maintenance Services

                      (e) Schedule 5: Work Letter Agreement

                      (i) Schedule 5-A: Construction Schedule

                      (g) Schedule 6: Certificate of Acceptance

                      (h) Schedule 7: Base Rent

                      (i) Schedule 8: Parking

                      [(j) Schedule 9: Addendum to Lease]


         2.       PREMISES.

                  2.1 LEASE OF PREMISES. In consideration of the Rent (as such term is defined in paragraph 3.1 hereof) and the provisions of this Lease, Landlord leases to Tenant and Tenant accepts from Landlord the Leased Premises, subject to the terms and conditions set forth herein.

                  2.2 PRIOR OCCUPANCY. Tenant shall not occupy the Leased Premises prior to the Lease Commencement Date except with the express prior written consent of Landlord, and subject to Schedule 5 hereof. If Tenant occupies the Leased Premises (to conduct Tenant's business as opposed to occupying or entering to perform work required to make the Leased Premises ready for occupancy pursuant to Schedule 5 hereof) prior to the Lease Commencement Date with Landlord's consent, Tenant shall pay Landlord for the period from the first (1st) day of such occupancy to the Lease Commencement Date, Base Rent in the amount of the first installment of Base Rent due and payable by Tenant. A prorated monthly installment shall be paid for the fraction of the month if Tenant's occupancy of the Leased Premises commences on any day other than the first (1st) day of the month. If Tenant shall occupy the Leased Premises prior to the Lease Commencement Date whether or not Base Rent is payable for such occupancy, all other covenants and conditions of this Lease shall be binding on the parties commencing upon the date of such prior occupancy.

         3.       PAYMENT OF RENT AND OPERATING COSTS.

                  3.1 LEASE TERM RENT.

                      3.1.1 BASE RENT. Each monthly installment of Base Rent in the amount set forth in Schedule 7 shall be payable no later than the first
(1st) business day of each month, together with each monthly installment of Tenant's Pro Rata Share of Excess Operating Costs. Monthly installments for any fractional calendar month, at the beginning or end of the Lease Term or any Renewal Term, shall be prorated based on the number of days in such month. Base Rent and Tenant's Pro Rata Share of Excess Operating Costs, together with all other amounts payable by Tenant to Landlord under this Lease, shall be sometimes referred to collectively as "Rent." Tenant shall pay all Rent, without deduction or set off, to Landlord or Managing Agent at such place as may be specified by Landlord from time to time. Upon executing this Lease, Tenant shall pay the first full month's Base Rent owing hereunder.

                      3.1.2 LATE PAYMENT. Rent not paid when due shall be subject to a late charge until paid equal to one and one-half percent (1 1/2%) of the Rent due per month from the date when due, until paid. Such charges shall be payable regardless of whether or not a notice of default or notice of termination has been given by Landlord. Tenant acknowledges that late payment of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain at this time. Accordingly, the parties agree that the foregoing late charges represent a reasonable estimate of the loss and expense to be suffered by Landlord by reason of Tenant's late payment.

                  3.2 BASE RENT ADJUSTMENT. Base Rent shall be subject to adjustment as provided on Schedule 7 attached hereto. [SUBJECT TO PARAGRAPH 6 OF
SCHEDULE 9 ATTACHED HERETO.]

                  3.3 [INTENTIONALLY OMITTED.]

                  3.4 EXCESS OPERATING COSTS. Tenant shall pay Tenant's Pro Rata Share of any Excess Operating Costs as follows:

                       3.4.1 DEFINITION. "Operating Costs" shall mean all expenses relating to the Leased Premises, the Building or the Project, including, but not limited to: real estate taxes and assessments (including debt service payments on amortizing bonds); gross rents, sales, use, business, corporation, building materials or other taxes (except net income taxes other than taxes levied or assessed in substitution for any other tax constituting an Operating Cost); assessments imposed by any ownership association or agency thereof of which the Building or the Project is a part; any fees or charges (for example, traffic, parking or air quality mitigation, child care, low income housing, or other such fees) imposed by governmental authorities having jurisdiction over the Project; utilities not separately paid by tenants; insurance premiums and (to the extent used) deductibles for all insurance being carried by Landlord against the Project or its operation; maintenance, repairs, replacements, and decorations; refurbishing and repainting; cleaning, janitorial and other services, and all wage, salary and labor costs (including all reasonable bonuses, benefits, social security and payroll taxes and insurance), equipment, tools, materials and supplies and the cost of uniforms, work clothes and dry cleaning; air conditioning, heating and elevator service; commercially reasonable property management fees; security; resurfacing and re-striping of walks, drives and parking areas; professional fees and expenses, including legal, accounting, architectural and engineering fees; signs, directories and markers; landscaping; and snow and rubbish removal. Operating Costs shall not include expenses for real estate brokerage and leasing commissions, legal fees and costs of enforcing other tenants' obligations, Landlord's net income taxes, income tax accounting, interest, depreciation, general corporate overhead, or capital improvements to the Building or Project except for capital improvements constituting life-safety systems or installed for the purpose of reducing or controlling expenses, or required by any governmental or other authority having jurisdiction over the Project or by any insurance carrier for the Project, which shall be amortized by Landlord in accordance with Generally Accepted Accounting Principles. In computing Excess Operating Costs for purposes of Paragraph 3.4.2 below, Landlord's estimate of Operating Costs shall be used, and for purposes of paragraph 3.4.3 below, Landlord's actual Operating Costs for any calendar year shall he used. Tenant, on notice to Landlord not more often than once per year, at Tenant's expense may audit Landlord's Operating Costs and shall have access to Landlord's books and records pertaining to the operation of the Project for such purpose.

                      3.4.2 PAYMENT OF EXCESS OPERATING COSTS. Tenant shall pay, in equal monthly installments, beginning on the first (1st) day of 2000, Tenant's Pro Rata Share of any Excess Operating Costs for each calendar year which falls (in whole or in part) during the Lease Term (prorated for any partial calendar year at the beginning or end of the Lease Term). Annually, or from time to time, based on actual and projected Operating Costs data, Landlord may adjust its estimate of Operating Costs upward or downward. All monthly installments of Excess Operating Costs payable after notice to Tenant of a revised estimate of Operating Costs shall be paid in equal monthly amounts sufficient to pay in full the unpaid balance of Tenant's Pro Rata Share of any Excess Operating Costs by the end of the calendar year in which such adjustment is made, and thereafter Excess Operating Costs shall be paid in equal monthly amounts sufficient to pay in full Tenant's Pro Rata Share of any Excess Operating Costs by the end of each succeeding calendar year. In the event that the Building is not fully leased during any calendar year, Landlord shall make appropriate adjustments to the Operating Costs to adjust such expenses to a ninety-five percent (95%) leased basis, and such adjusted expenses shall be used for purposes of paragraphs 3.4.1, 3.4.2 and 3.4.3.

                      3.4.3 ACTUAL OPERATING COST ADJUSTMENT. As soon as possible each year, Landlord shall compute the actual Operating Costs for the prior calendar year, and shall give notice thereof to Tenant. Within thirty (30) days after receipt of such notice, Tenant shall pay any deficiency in Tenant's Pro Rata Share of any Excess Operating Costs for the prior calendar year (prorated for any partial calendar year prior to or at the beginning or end of the Lease or Renewal Term). In the event of overpayment by Tenant, Landlord, at Landlord's election, shall either refund to Tenant such excess together with such notice or apply the excess to the next successive installments of Rent. [SUBJECT TO PARAGRAPH 4 of SCHEDULE 9 ATTACHED HERETO.]

                  3.5 TAXES. In addition to the Base Rent and other sums to be paid by Tenant hereunder, Tenant shall reimburse Landlord, as additional rent, upon demand, any and all taxes payable (a) upon, measured by or reasonably attributable to the cost or value of Tenant's equipment, fixtures and other personal property located in the Leased Premises or by the cost or value of any leasehold improvements made in or to the Leased Premises by Tenant, regardless of whether title to such improvements is in Tenant or Landlord, and Tenant shall reimburse Landlord as additional rent upon demand any and all such taxes paid by Landlord; (b) upon or measured by the monthly Rent payable hereunder, including, without limitation, any gross receipts tax or excise tax; (c) upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises or any portion thereof; and (d) upon this transaction or any document to which Tenant is a party creating, encumbering or transferring an interest or an estate in the Leased Premises.

         4.       IMPROVEMENTS BY LANDLORD; POSSESSION.

                  4.1 CONSTRUCTION CONDITIONS. Landlord shall construct the improvements described in the Work Letter Agreement attached hereto as Schedule 5 (the "Leasehold Improvements"). The expenses to be incurred as between Landlord and Tenant for construction of the Leasehold Improvements are specified in Schedule 5.

                  4.2 COMMENCEMENT OF POSSESSION. If the Leased Premises are not Substantially Complete (as defined in Schedule 5 attached), by the scheduled Lease Commencement Date, subject only to items which do not materially affect the use thereof, then the Lease Commencement Date shall be extended to the date three (3) business days after Landlord shall notify Tenant that the Leased Premises are Substantially Complete. If Landlord fails, except because of Tenant delay or force majeure, to cause the Leased Premises to be Substantially Complete at the time of the scheduled Lease Commencement Date, (a) neither Landlord nor Landlord's agents, officers, employees or contractors shall be liable for any damage, loss, liability or expense caused thereby, (b) nor shall this Lease become void or voidable unless such failure continues for more than one hundred twenty (120) days after such scheduled Lease Commencement Date, in which case, Tenant, as its sole remedy, shall have the right to terminate this Lease upon ten (10) days' prior written notice to Landlord; provided that the time for Landlord to perform shall be extended by any delay caused by and/or attributable to Tenant and force majeure events. Prior to occupying the Leased Premises, Tenant shall execute and deliver to Landlord a letter in the form attached as Schedule 6, acknowledging the Lease Commencement Date and certifying that the Leasehold Improvements are Substantially Complete and that Tenant has examined and accepted the Leased Premises, subject to latent defects not known to Tenant, which are discovered and disclosed to Landlord by Tenant within one hundred twenty (120) days after the Lease Commencement Date, and items noted by Tenant on Schedule 6 attached hereto. Tenant hereby authorizes a Vice President or President of Tenant who receives the keys to the Leased Premises on behalf of Tenant to execute and deliver such letter in Tenant's name. If Tenant fails to deliver such letter, Tenant shall conclusively be deemed to have made such acknowledgment and certification by accepting the keys to the Leased Premises.

         5.       PROJECT SERVICES.

                  5.1 PROJECT SERVICES. Landlord shall furnish:

                      5.1.1 UTILITY SERVICES. The utility services listed on
Schedule 3 ("Utility Services"). Should Tenant, in Landlord's reasonable judgment, use additional, unusual or excessive Utility Services at times other than those specified in Schedule 3 attached hereto, Landlord reserves the right to charge for such additional, unusual or excess services at commercially reasonable rates established by Landlord, from time to time, for such services.

                      5.1.2 MAINTENANCE AND JANITORIAL SERVICES. Proper maintenance and repair of all exterior areas, including lighting, landscaping, cleaning, painting, maintenance and repair of the exterior of the Project, its structural members, roof, floor, latent defects and Common Areas including all of the services listed on Schedule 4, and the janitorial services for the Leased Premises in the manner set forth on Schedule 4.

                      5.1.3 PROJECT SERVICES. Utility Services and Maintenance Services, described above, shall be collectively referred to as "Project Services." The costs of Project Services shall be part of Operating Costs.

                  5.2 INTERRUPTION OF SERVICES. Landlord does not warrant that any of the Project Services will be free from interruption to the extent that such interruption is beyond the reasonable control of Landlord, or the result of an emergency. Any Project Service may be suspended or limited by reason of accident or (upon reasonable advance notice to Tenant, except in the case of an emergency) of necessary repairs, alterations or improvements, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. Subject to possible Rent abatement as may be provided pursuant to the conditions described in paragraph 8, and except as hereinafter specifically provided in this paragraph 5.2, any such interruption or discontinuance of such Project Services shall not be deemed a disturbance of Tenant's use and possession of the Leased Premises, or render Landlord liable to Tenant for damages, abatement of Rent or otherwise, or relieve

Tenant from performance of Tenant's obligations under this Lease. However, Landlord shall use its best efforts to maintain the Project Services and cause the Project Services to be restored promptly when interrupted. If any Project Service under the direct control of Landlord is suspended or limited for more than three (3) consecutive business days, other than as a result of a Tenant caused suspension or limitation, Base Rent shall be subject to abatement as provided in paragraph 8 of this Lease until such Project Service has been restored.

         6.       COVENANTS.

                  6.1 USE OF LEASED PREMISES. Tenant agrees to:

                      6.1.1 PERMITTED USAGE. Use the Leased Premises for the Permitted Purpose only and for no other purposes.

                      6.1.2 COMPLIANCE WITH LAWS. Comply with the provisions of all current and future recorded covenants, conditions and restrictions and all current and future building, zoning, fire and other governmental laws, ordinances, rules or regulations applicable to the Leased Premises and all current and future requirements of the carriers of insurance covering the Project. Landlord shall provide Tenant with a copy of any notice it receives from an insurance carrier pertaining to the Leased Premises insofar as such notice sets forth an alleged failure to meet the carrier's requirements, and Tenant shall have ten (10) days thereafter to remedy any failure to so comply; provided, however, that such compliance shall not increase Tenant's insurance requirements hereunder or interfere with Tenant's use of the Leased Premises pursuant to the Permitted Purpose.

                      6.1.3 NUISANCES OR WASTE.

                           (a) Not do or permit anything to be done in or about
the Leased Premises, or bring or keep anything in the Leased Premises that may increase Landlord's fire and extended coverage insurance premium or cause a risk of termination of coverage, damage the Building or the Project, constitute waste, constitute an immoral purpose, or be a nuisance, public or private, or menace or other disturbance to tenants of adjoining premises or anyone else, or use or store any toxic chemicals, wastes, elements or substances in the Leased Premises, except limited quantities of such toxic chemicals, waste, elements or substances which are used or stored in full compliance with all applicable local, state or federal laws, ordinances, rules and regulations presently in effect or hereafter enacted pertaining to such use or storage and then only if
(i) used or stored in connection with Tenant's ordinary and usual business operations (that is, for example, white-out correction fluid and photocopy toner) and (ii) such use or storage does not expose all or any part of the Project, the Leased Premises, or any property adjacent to the Project to any meaningful risk of contamination or damage or expose Landlord and Mortgagee of Landlord to any liability therefor. This paragraph 6.1.3 is in addition to those provisions set forth, in paragraph 13.3 below.

                           (b) Tenant further agrees to defend, indemnify and
hold harmless Landlord and any managers, member, partner, officer or director of Landlord and any Mortgagee of Landlord, against any and all claims, demands, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and expenses, expert witness fees and post-judgment collection costs) which Landlord may sustain at any time as a result of, arising out of, or in any way connected with a breach of paragraph 6.1.3(a). Additionally, Tenant agrees to cease the activity which amounts to such breach immediately upon receipt of written notice from Landlord or any regulatory or governmental agency that, such activity is in violation of any governmental laws, ordinances, regulations or rules. Tenant shall give notice to Landlord of any hazardous substances that come to be located on the Leased Premises.

                      6.1.4 ALTERATIONS AND IMPROVEMENTS. Make no alterations or improvements to the Leased Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld. Any such alterations or improvements by Tenant shall be done in a good and workmanlike manner, at Tenant's expense, by a licensed contractor reasonably approved by Landlord in conformity with plans and specifications, which shall be reviewed by Landlord within ten (10) business days after delivery thereof by Tenant to Landlord. Tenant shall obtain all necessary governmental approvals and permits. At Landlord's option, Tenant shall contract with Landlord for the construction of such alterations or improvements, but only if Landlord's price for such work is competitive.

                      6.1.5 LIENS. Keep the Leased Premises, the Building and the Project free from liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant. If requested by Landlord, Tenant shall post a bond or other security reasonably satisfactory to Landlord to protect Landlord and the Project against such liens. If, at any time, a lien or encumbrance is filed against the Leased Premises, the Building or the Project as a result of Tenant's work, materials or obligations, Tenant shall promptly discharge such lien or encumbrance. If such lien or encumbrance has not been removed within thirty (30) days from the date it is filed, Tenant agrees to post a bond in at least the amount prescribed by applicable Colorado statute then in effect as security for the lien being discharged. Landlord shall have the right to post or keep posted on the Leased Premised, or in the immediate vicinity thereof, notices of non-responsibility for any construction, alteration or repair of the Leased Premises by Tenant.

                      6.1.6 RULES AND REGULATIONS. Observe, perform and abide by all the rules and regulations promulgated by Landlord on a reasonable and non-discriminatory basis, from time to time for the benefit of the Project and its tenants. Schedule 2 sets forth Landlord's Rules and Regulations in effect on the date hereof.

                      6.1.7 SIGNAGE. Obtain the prior approval of the Landlord before placing any sign or symbol in, or visible from, doors or windows or elsewhere in or about the Leased Premises, or upon any other part of the Building or Project, including building directories. Any signs or symbols which have been placed without Landlord's approval may be removed by Landlord at Tenant's expense. Upon expiration or termination of this Lease, all signs installed by Tenant shall be removed at Tenant's expense and any damage resulting therefrom shall be promptly repaired by Tenant, or such removal and repair may be done by Landlord and the cost charged to Tenant as Rent. [SUBJECT TO PARAGRAPH 7 OF SCHEDULE 9 ATTACHED HERETO.]

                  6.2 INSURANCE.

                      6.2.1 INSURANCE OBTAINED BY TENANT. Tenant shall, at its own expense, procure and maintain during the Lease Term commercial general liability insurance with respect to the Leased Premises, and Tenant's activities in the Leased Premises and in the Building and the Project, providing bodily injury, broad form property damage with a maximum One Thousand Dollar ($1,000.00) deductible, unless otherwise approved by Landlord, as follows:

                           (a) Five Million Dollars ($5,000,000) combined single
limit with respect to bodily injury or property damage arising out of any one
(1) occurrence.

                           (b) Fire and extended casualty insurance covering
Tenant's trade fixtures, merchandise and other personal property in an amount not less than one hundred percent (100%) of their actual replacement cost or highest insurable value; and

                           (c) Workers, compensation insurance in at least the
statutory amounts.

                           (d) [Intentionally omitted.]

                      6.2.2 COVERAGE INCREASE. Not more frequently than each three (3) years if, in the reasonable business judgment of Landlord, the amount of public liability and property damage insurance coverage maintained by Tenant is at that time not adequate, Tenant shall increase the insurance coverage to an amount which is determined to be adequate by Landlord in the exercise of reasonable business judgment.

                      6.2.3 BLANKET POLICY. Nothing in this paragraph 6.2 shall prevent Tenant from obtaining insurance of the kind and in the amounts provided for under this paragraph under a blanket insurance policy covering other properties as well as the Leased Premises; provided, however, that any such policy of blanket insurance (i) shall specify the amounts of the total insurance allocated to the Leased Premises, which amounts shall not be less than the amounts required by paragraphs 6.2.1(a) through 6.2.1(c) hereof, and
(ii) such amounts so specified shall be sufficient to prevent any one of the insureds from becoming a co-insurer within the terms of the applicable policy, and (iii) shall, as to the Leased Premises, otherwise comply as to endorsements and coverage with the provisions of the paragraph.

                      6.2.4 ACCEPTABLE INSURANCE. Tenant's insurance shall be with a Best's Insurance Reports A+ rated company (or A rated if Class XIII or larger). Landlord and Landlord's mortgagee, if any, shall be named as "additional insureds" under Tenant's general liability insurance for claims and resulting from the acts, errors or omissions of Tenant or its employees (except as to the insurance required by paragraph 6.2.1(b) above), and such Tenant's insurance shall be primary and noncontributing with Landlord's insurance, and shall further comply with the provisions of paragraph 10.2 of this Lease. Tenant's insurance policies shall contain endorsements requiring thirty (30) days' notice to Landlord and Landlord's mortgagee, if any, prior to any cancellation, lapse or non-renewal or any reduction in amount of coverage.

                      6.2.5 EVIDENCE OF INSURANCE. Tenant shall deliver to Landlord, as a condition precedent to its taking occupancy of the Leased Premises, a certificate or certificates evidencing such insurance.

                      6.2.6 INSURANCE OBTAINED BY LANDLORD. Landlord shall at all times during the Lease Term maintain in effect a policy or policies of insurance covering the Building including Tenant's Leasehold Improvements, but not the Tenant's trade fixtures, merchandise, inventory, or other items used in the Tenant's trade of eighty percent (80%) of full replacement cost (exclusive of the cost of excavations, foundations and footings) from time to time during the Lease Term providing protection against any peril generally included within the classification "Fire and Extended Coverage" (or at Lessor's option, other special broad form coverages), together with insurance against sprinkler leakage and vandalism and malicious mischief. Landlord's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

                  6.3 REPAIRS. Subject to the obligation of Landlord to provide Project Services as set forth in paragraph 5.1 above, Tenant, at its sole expense, shall maintain the interior of the Leased Premises in a neat, clean and sanitary condition. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for ten (10) business days after receipt of written notice from Landlord, or if such failure results in a nuisance or health or safety risk, Landlord may perform any such required maintenance and repairs and the cost thereof shall be payable by Tenant as Rent within ten (10) business days of receipt of an invoice from Landlord. Tenant shall also pay to Landlord the costs of any repair to the Leased Premises, Building or Project necessitated by any act or neglect of Tenant. Tenant waives the provisions of any statutes or laws permitting repairs by a tenant at the expense of a landlord or termination of a lease by reason of the condition of the Leased Premises.

                  6.4 ASSIGNMENT AND SUBLETTING.

                      6.4.1 LANDLORD'S CONSENT REQUIRED. Tenant shall not assign, mortgage, pledge or encumber this Lease, or permit all or any part of the Leased Premises to be subleased to another, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any transfer of this Lease by merger, consolidation, reorganization or liquidation of Tenant, or by, operation of law, or change in the ownership of or power to vote the majority of the outstanding voting stock of a corporate Tenant, or by change in ownership of a controlling partnership interest in a partnership Tenant, shall constitute an assignment for purposes of this paragraph. [SUBJECT TO PARAGRAPH 5 OF SCHEDULE 9 ATTACHED HERETO.]

                      6.4.2 BASIS FOR WITHHOLDING CONSENT REGARDING ASSIGNMENT OR SUBLEASE. Landlord agrees that it will not unreasonably withhold its consent to Tenant's assigning this Lease or subletting the Leased Premises. Tenant hereby agrees that Landlord shall be deemed to be reasonable in withholding its consent if (a) for the first four (4) years of the Lease Term the proposed assignment or sublease is for a rental rate less than of the then current rental rate and terms being offered by Landlord in the Building for space comparable to the Leased Premises; or (b) the first four (4) years of the Lease Term, the proposed assignment or sublease is to any party who is then a tenant of the Building if Landlord has comparable area available at that time; or (c) the proposed sublease or assignment results in two (2) or more tenants in the Leased Premises; or (d) there exists an Event of Default (as defined in paragraph 11.1 below) at the time of request for consent or on the effective date of such subletting or assigning; or (e) the proposed subtenant or assignee is, in Landlord's good faith judgment, incompatible with other tenants in the Building, or seeks to use any portion of the Leased Premises for a use not consistent with other uses in the Building, or is financially incapable of assuming the obligations of this Lease; or (f) Landlord's lender for the Project shall object to such proposed assignment and/or subletting. Tenant shall submit to Landlord the name of a proposed assignee or subtenant, the terms of the proposed assignment or subletting, the nature of the proposed subtenant's or assignee's business, and such information as to the assignee's or subtenant's financial responsibility and general reputation as Landlord may reasonably require. Landlord may also consider the amount of square feet of the Leased Premises proposed to be subleased and the number of employees the subtenant anticipates will utilize the subleased premises. Tenant shall pay Landlord, as additional rent hereunder, Landlord's reasonable costs incurred in reviewing any such request, including fees and costs of Landlord's attorneys and accountants. [SUBJECT TO PARAGRAPH 5 OF SCHEDULE 9 ATTACHED HERETO.]

                      6.4.3 NO RELEASE OF OBLIGATIONS. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one (1) assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or other transfer.

                      6.4.4 [INTENTIONALLY OMITTED.]

                      6.4.5 PROCEEDS OF SUBLEASE OR ASSIGNMENT. Fifty percent (50%) of any proceeds (net of any costs incurred by Tenant in subletting to subtenant) in excess of Base Rent and Tenant's Pro Rata Share of Excess Operating Costs which is received by Tenant pursuant to an assignment or subletting consented to by Landlord shall be remitted to Landlord as extra Rent within ten (10) days of receipt by Tenant net of any costs Tenant incurs in subletting space. For purposes of this paragraph, all money or value in whatever form received by Tenant from or on account of any party as consideration for an assignment or subletting shall be deemed to be proceeds received by Tenant pursuant to an assignment or subletting.

                  6.5 ESTOPPEL CERTIFICATE. From time to time and within ten
(10) days after request by Landlord, Tenant shall execute and deliver a certificate to any proposed lender or purchaser, or to Landlord, certifying, with any appropriate exceptions, (a) that this Lease is in full force and effect without modification except as noted, (b) the amount, if any, of prepaid Rent and Security Deposit paid by Tenant to Landlord (and not returned to Tenant),
(c) the nature and kind of concessions, rental or otherwise, if any, which Tenant has received or is entitled to receive, (d) that Landlord has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding or other excuses for Tenant's performance under this Lease as of such date, and (e) any other fact reasonably requested by Landlord or such lender, proposed lender or purchaser. Should Tenant fail to deliver such estoppel certificate within such ten (10) day period, then (i) the truth of the statements in the document submitted to Tenant for execution shall be conclusively presumed, and (ii) Landlord shall have the right, at its option, to immediately declare an Event of Default and pursue all remedies provided under paragraph 11.2 below.

                  6.6 BROKERAGE COMMISSIONS. Each of Tenant and Landlord represents to the other that no brokers or agents, other than CB Commercial, acting as agent for Landlord, and Oberndorf Properties, Ltd. acting as agent for Tenant, were instrumental in procuring or negotiating or consummating this Lease, and each party agrees to defend and indemnify the other party against any loss, expense or liability incurred by the other party as a result of a claim by any other broker or finder claiming representation of the indemnifying party in connection with this Lease or its negotiation.

                  6.7 REGULATIONS. Except for pre-existing violations, Tenant shall, at Tenant's sole expense, comply with all Regulations now in force or which may hereafter be in force relating to the Leased Premises and the use of the Leased Premises, and Tenant shall secure any permits therefor; provided, however, that as to any capital improvements required by a cause other than Tenant's specific use of the Leased Premises, Tenant shall pay the amortized cost of such improvements, with the cost to be amortized over the reasonable useful life of the improvements. Tenant acknowledges that Landlord has made no representations or warranties in connection with the physical condition of the Leased Premises or Tenant's use of the same upon which Tenant has relied directly or indirectly for any purpose, except as may be set forth herein. Tenant shall not commit waste, interfere with any other tenants in the Building, overload the floors, elevators, or structure of the Building, subject the Leased Premises to any use which would damage the Leased Premises or raise or violate any insurance coverage required by this Lease or take any action that would impair parking or alter parking spaces.

                  6.8 HAZARDOUS MATERIALS REGULATIONS. Tenant and Landlord shall strictly comply with all statutes, laws, codes, ordinances, rules, regulations and precautions now or hereafter mandated or advised by any federal, state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively referred to as "Hazardous Materials"). Landlord shall have the right, but not the obligation, at all reasonable times to inspect the Leased Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions. As used herein, Hazardous Materials shall include, but not be limited to, those substances defined as "hazardous substances or pollutant or contaminant," "hazardous materials," "hazardous wastes," "toxic substances," "regulated substances," or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 6901, et seq.; the Resources Conservation and Recovery Act, 42 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; paragraph 9001 of the Solid Waste Disposal Act, as amended by paragraph 601 of the Hazardous and Solid Waste Amendments of 1984; and any other federal, state or local governmental statutes, laws, ordinances, and codes, including any and all rules, and regulations, and precautions promulgated thereunder (collectively, "Environmental Laws"). Except as permitted by paragraph 6.1.3, Tenant shall not cause, or allow anyone else under the control of Tenant to cause, any Hazardous Material to be used, generated, stored, discharged, released or disposed of on or about the Leased Premises, Project, or Building, including all common areas, without the prior written consent of Landlord, which consent may be withheld or revoked at any time, in the sole discretion of Landlord. Tenant's indemnification of Landlord pursuant to paragraph 10.1, hereof, shall extend to all liability, including all foreseeable and unforeseeable consequential damages and all fines, penalties, assessments or charges that may be assessed for the disposal, discharge or release of Hazardous Materials at, on or in the Leased Premises, directly or indirectly arising out of the use, generation, storage, transportation, or disposal of Hazardous Materials by Tenant or anyone under Tenant's control. Neither the written consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all statutes, laws, ordinances, rules, codes, regulations, and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation to indemnification pursuant to this subsection. Tenant shall not be responsible for any Hazardous Materials on the Leased Premises as of the Commencement Date or introduced by Landlord or other third parties not under Tenant's control. [SUBJECT TO PARAGRAPH 9 OF SCHEDULE 9 ATTACHED HERETO.]

         7.       LANDLORD'S RESERVED RIGHTS.

                  7.1 ADDITIONAL RIGHTS RESERVED TO LANDLORD. Without notice and without liability to Tenant, or without effecting an eviction or disturbance of Tenant's use or possession, Landlord shall have the right to (a) grant utility easements or other easements in, or replat, subdivide, annex to or disconnect from governmental and quasi-governmental jurisdiction or make other changes in the legal status of the Land underlying the Premises, the Building or the Project as Landlord shall deem appropriate in its sole discretion; provided such changes do not substantially interfere with Tenant's use of the Leased Premises for the Permitted Purpose; (b) enter the Leased Premises at reasonable times, and at any time in the event of an emergency, to inspect, alter or repair the Leased Premises or the Building and to perform any acts related to the safety, protection, reletting, sale or improvement of the Leased Premises or the Building; (c) add to or take away from the Project (including the construction of additional improvements on the Project) any improvement or portion thereof, in which event Total Rentable Square Footage of the Building and Tenant's Pro Rata Share shall be adjusted accordingly if affected by such changes but the Total
Rentable Square Feet shall not be reduced below one hundred ten thousand (110,000) Rentable Square Feet; (d) install and maintain signs on and in the Building and the Project; and (e) make such Regulations as, in the sole judgment of Landlord, may be needed from time to time for the safety of the tenants, the care and cleanliness of the Leased Premises, the Building and the Project and the preservation of good order therein. Notwithstanding the foregoing, however, such changes shall (i) be performed so as to not materially interfere with Tenant's use of the Leased Premises; and (ii) provide for reasonable, temporary alternative access, parking or services to the extent interruption thereof results from such changes.

                  7.2 [INTENTIONALLY OMITTED.]

         8.       CASUALTY AND UNTENANTABILITY.

                  8.1 TERMINATION BY LANDLORD OR TENANT. If the Building is made substantially untenantable, or if Tenant's use and occupancy of the Leased Premises are substantially interfered with, due to damage to the Common Areas of the Building, or to the Leased Premises as a result of fire or other casualty, the damage shall be promptly repaired by and at the expense of Landlord unless this Lease is terminated as provided below. Until such repairs and restoration are completed, Rent shall be subject to abatement in accordance with paragraph
8.4 hereof. Landlord shall notify Tenant (the "Casualty Notice") within forty-five (45) days of its discovery of such casualty as to whether or not the damage can be repaired within one hundred eighty (180) days after the occurrence of such damage, and if not, such longer period that may be required. The Casualty Notice shall be accompanied by a certification by a licensed architect having significant experience in the design and construction of office buildings in the Denver Metropolitan Area, confirming the estimate of the period required to repair or restore the damage. If the Casualty Notice indicates that such repair and restoration will require in excess of one hundred eighty (180) days so that Tenant's use and occupancy of the Leased Premises shall be substantially interfered with longer than one hundred eighty (180) days after the occurrence of such casualty, then Landlord or Tenant by notice to the other party hereto within sixty (60) days after the occurrence of such casualty, may terminate this Lease.

                  8.2 REPAIR AND RESTORATION. If the Casualty Notice indicates that such repair and restoration can be repaired within one hundred eighty
(180) days, or if it indicates that such repair and restoration will require in excess of one hundred eighty (180) days, and neither Landlord nor Tenant shall have exercised its right to terminate this Lease pursuant to paragraph 8.1. hereof, Landlord shall promptly commence and diligently pursue the repair and restoration of such damage within the period indicated in the Casualty Notice. If Landlord shall fail to complete such repair and restoration within such period of time, as extended by force majeure or delays caused by Tenant, then Tenant may terminate this Lease by giving thirty (30) days prior notice to Landlord of such election as of the end of the period provided for such repair and restoration in the Casualty Notice.

                  8.3 RESTORATION OF LEASED PREMISES. If the Leased Premises are made partially or wholly untenantable by fire or other casualty and this Lease is not terminated as provided in paragraph 8.1 hereof, Landlord shall restore the Leased Premises to the condition immediately prior to such casualty; provided that Tenant shall be responsible for replacing and restoring Tenant's trade fixtures, equipment and personal property.

                  8.4 RENT; PRORATIONS. In the event of termination of this Lease pursuant to this paragraph 8, Rent shall be prorated on a per diem basis and paid to the date of the casualty, unless the Leased Premises shall be tenantable, in which case Rent shall be payable to the date of the Lease termination and if only partly tenantable, Tenant shall receive abatement to the extent that portion is untenantable. If the Leased Premises are wholly untenantable and this Lease is not terminated, Rent shall abate on a per diem basis from the date of the casualty until the Leased Premises are ready for occupancy by Tenant. If part of the Leased Premises are untenantable as a result of a casualty, or interruption or limitation of Project Services under the direct control of Landlord as set forth in Paragraph 5.2 of this Lease, Rent shall be prorated on a per diem basis and partially abated on an equitable basis to the extent that the Leased Premises is usable by Tenant, until the damaged part is ready for Tenant's occupancy or the Project Service is restored. Notwithstanding the foregoing, if any damage was proximately caused by an act or omission of Tenant, its employees, agents, contractors, licensees or invitees, then, in such event, Tenant agrees that Rent shall not abate or be diminished during the term of this Lease.

         9.       CONDEMNATION.

                  9.1 RENT ABATEMENT. If all or any part of the Leased Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority. In such event Base Rent and Tenant's Pro Rata Share of Excess Operating Costs shall abate in the ratio that the portion of Tenant's Square Footage taken or sold bears to Tenant's Square Footage.

                  9.2 LEASE TERMINATION. If a partial taking or sale of the Leased Premises, the Building or the Project (a) substantially reduces the Tenant's Square Footage, resulting in an inability of Tenant to use the Leased Premises for the Permitted Purpose, or (b) renders the Building or the Project commercially inviable to Landlord, in Landlord's sole opinion, either Tenant in the case of (a), or Landlord in the case of (b), may terminate this Lease by notice to the other party within thirty (30) days after the terminating party receives written notice of the portion to be taken or sold. Such termination shall be effective one hundred eighty (180) days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except for any amounts awarded or paid specifically to Tenant by the acquiring agency for removal and reinstallation of Tenant's trade fixtures and personal property, Tenant's moving costs or Tenant's goodwill.

         10.      INDEMNITY, SUBROGATION AND WAIVER.

                  10.1 INDEMNITY. Tenant agrees to defend, indemnify and save harmless Landlord against and from any and all claims, demands, actions, damages, liability and expense in connection with or for loss of or damage to property or injury or death to any person from any cause whatsoever while in, upon or about the Leased Premises, or from any such claim, demand or the like arising from or out of any occurrence in, upon or at the Leased Premises, by or on behalf of any person, firm or corporation arising from Tenant's use of the Leased Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant, in or about the Leased Premises, and Tenant shall further defend, indemnify and save Landlord harmless against and from any and all claims arising from any Event of Default (defined in paragraph 11.1 below), or arising from any act or negligence of Tenant, or any of its agents, contractors, servants, employees or licensees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in or arising from any such claim or action or proceeding brought thereon; and in case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord covenants to resist or defend at Tenant's expense such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property in, upon or about the Leased Premises, the Building or the Project from any source and to whomever belonging, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent such damage is caused by Landlord's gross negligence or willful misconduct. The foregoing waiver shall inure only to the benefit of Landlord and its agents, and the exception to such waiver for Landlord's gross negligence or willful misconduct shall inure only to the benefit of Tenant and its agents and to no other party.

                  10.2 WAIVER OF SUBROGATION. Tenant and Landlord release each other and waive any right of recovery against each other for any claims for loss or damage to any person, property or the Leased Premises, which occurs on or about the Leased Premises, the Building or the Project, whether due to the negligence of either party, their agents, employees, officers, contractors, licensees, invitees or otherwise, if such loss or damage is insured against under the insurance policy carried by the releasing party and in force at the time of such loss or damage, and to the extent of the proceeds received from such policy. Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Leased Premises shall contain appropriate waiver of subrogation clauses. The provisions of this paragraph 10.2 shall survive the expiration or termination of this Lease with respect to any claims or liability arising from events occurring prior to such expiration.

                  10.3 LIMITATION OF LANDLORD'S LIABILITY. The obligations of Landlord under this Lease do not constitute personal obligations of the individual managers, members, partners, shareholders, directors, officers, employees, or agents of Landlord, and Tenant shall look solely to Landlord's interest in the Building (including any rents payable to Landlord) and to no other assets of Landlord, for satisfaction of any liability in respect of this Lease. Tenant will not seek recourse against the individual managers, members, partners, shareholders, directors, officers, employees or agents of Landlord or any of their personal assets for such satisfaction. Notwithstanding any other provisions contained herein, Landlord shall not be liable to Tenant, its contractors, agents or employees for any consequential or punitive damages or damages for loss of profits.

         11.      TENANT'S DEFAULT AND LANDLORD'S REMEDIES.

                  11.1 TENANT'S DEFAULT. It shall be an "Event of Default" if Tenant shall (a) fail to pay when due any (i) monthly installment of Base Rent or of Tenant's Pro Rate Share of Excess Operating Costs, (ii) or any other Rent, and such failure shall continue for ten (10) days after written notice thereof by Landlord to Tenant; (b) violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for thirty (30) days after written notice thereof to Tenant by Landlord except that if within the thirty (30) day period Tenant commences and thereafter proceeds diligently to remedy the violation or failure, Tenant shall not be in default hereunder if Tenant has fully and completely remedied such violation or failure on or before the date which is sixty (60) days from the effective date of such notice from Landlord to Tenant of such violation or failure; (c) make a general assignment for the benefit of its creditors or file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (d) have a proceeding filed against Tenant seeking any relief mentioned in (c) above which is not discharged within sixty (60) days thereafter; (e) have a trustee, receiver or liquidator appointed for Tenant or a substantial part of its property; (f) abandon or vacate the Leased Premises for more than six (6) consecutive months; or (g) default under any other space lease within the Building or Project.

                  11.2 REMEDIES ON DEFAULT. Landlord shall have the following remedies if Tenant commits an Event of Default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law or in equity.

                      11.2.1 CONTINUE LEASE. Landlord may continue this Lease in full force and effect. In such case, the Lease will continue in effect so long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to collect Rent when due. During the period such Event of Default continues, Landlord can enter the Leased Premises and relet them, or any part of them, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Leased Premises including, without limitation, broker's commissions, expenses of remodeling the Leased Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the date the Rent is due, less the Rent Landlord receives from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease.

                      11.2.2 TERMINATE LEASE. Landlord can terminate Tenant's right to possession of the Leased Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Leased Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to recover from Tenant:

                           (a) The worth, at the time of the award, of the
unpaid Rent that had been earned at the time of termination of this Lease;

                           (b) The worth, at the time of the award, of the
amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of the award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;

                           (c) The worth, at the time of the award, of the
amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;

                           (d) Any other amount, and court costs, necessary to
compensate Landlord for all detriment proximately caused by such Event of Default, including, without limitation, any unamortized brokerage commissions attributable to this Lease, or any unamortized costs of tenant improvements as set forth on Schedule 5 attached hereto.

                           "The worth, at the time of the award," as used in
paragraph 11.2.2(a) and 11.2.2(b) is to be computed by allowing interest at the maximum rate allowed by applicable usury law at that time, or if there is no such maximum, at eighteen percent (18%) per annum. "The worth, at the time of the award," as referred to in paragraph 11.2.2(c) is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of Kansas City, Missouri, at the time of the award, plus one percent (1%).

                      11.2.3 RECEIVER. Landlord shall have the right to have a receiver appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate this Lease.

                      11.2.4 COST OF RE-LETTING PREMISES. Upon the occurrence of an Event of Default and Landlord's reentering of the Premises, Tenant agrees to pay to Landlord, as an additional item of damages, the reasonable cost of repairs, alterations, redecorating, lease commissions and Landlord's other expenses incurred in reletting the Leased Premises to a new tenant.

                      11.2.5 WAIVER. Tenant hereby waives any right of redemption or relief from forfeiture under any present or future law, if Tenant is evicted or Landlord takes possession of the Leased Premises by reason of the occurrence of any Event of Default hereunder.

         12.      TERMINATION.

                  12.1 SURRENDER OF LEASED PREMISES. On expiration of this Lease, if no Event of Default exists, Tenant shall surrender the Leased Premises in the same condition as when the Lease Term commenced, ordinary wear and tear and damage by unavoidable casualty excepted. Except for furnishings, trade fixtures and other personal property installed at Tenant's expense, all alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Leased Premises, either by Landlord or Tenant, shall be Landlord's property and at the expiration or earlier termination of the Lease or any renewal term shall remain on the Leased Premises without compensation to Tenant; provided that, if Landlord requests in writing, Tenant shall, at its expense and without delay, remove any alterations, additions or improvements, that are not defined as Landlord's property made to the Leased Premises by Tenant and designated by Landlord to be removed, and repair any damage to the Leased Premises or the Building or the Project caused by such removal. If Tenant fails to repair the Leased Premises, Landlord may complete such repairs and Tenant shall reimburse Landlord for such repair and restoration. If Tenant fails to remove such property as required under this Lease, Landlord may dispose of such property in its sole discretion without any liability to Tenant, and further may charge the cost of any such disposition to Tenant.

                  12.2 HOLDOVER TENANCY. If Tenant shall hold over after the Lease Expiration Date or at the end of any Renewal Term, Tenant shall be deemed, at Landlord's option, to occupy the Leased Premises as a Tenant from month to month. During such tenancy, Tenant agrees to pay Landlord, monthly in advance, an amount equal to one hundred fifty percent (150%) of all Rent which would become due (based on Base Rent and Tenant's Pro Rata Share of Excess Operating Costs payable for the last month of the Lease Term or Renewal Term as applicable, together with all other amounts payable by Tenant to Landlord under this Lease), and to be bound by all of the terms, covenants and conditions herein specified. If Landlord relets the Leased Premises or any portion thereof to a new tenant and the term of such new lease commences during the period for which Tenant holds over, Landlord shall be entitled to recover from Tenant all costs and expenses, reasonable attorneys' fees, post-judgment collection costs, damages (including any reasonable relocation costs or other damages occasioned to such new tenant and asserted against Landlord) and loss of profits incurred by Landlord as a result of Tenant's failure to deliver possession of the Leased Premises to Landlord when required under this Lease, together with any other remedies provided to Landlord hereunder.

         13.      MISCELLANEOUS.

                  13.1 QUIET ENJOYMENT. Subject to the rights of Landlord to enter into the Leased Premises as provided in paragraph 7.1 hereof, if and so long as Tenant pays all Rent and timely keeps and performs each and every term, covenant end condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises without hindrance or disturbance by Landlord.

                  13.2 ACCORD AND SATISFACTION. No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall constitute an accord and satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

                  13.3 SEVERABILITY. The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law. If any term hereof shall be stricken from this Lease to the extent unenforceable, the same shall be as if it never had been contained herein. Such invalidity or unenforceability shall not extend to any other term of this Lease, and the remaining terms hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein.

                  13.4 SUBORDINATION AND ATTORNMENT. This Lease and Tenant's rights hereunder are hereby made expressly subordinate to the lien of any mortgage or deed of trust and to the lien of any ground lease, together with any conditions, renewals, extensions or replacements thereof ("Superior Instruments"), now or hereafter placed, charged or enforced against any interest of Landlord in this Lease, in the leasehold estate thereby created or in the Leased Premises or the Building or the Project, together with any improvements included therein. If requested in writing by Landlord or any mortgagee, beneficiary or ground lessor of Landlord, Tenant agrees to execute a subordination agreement required to confirm the effect of the provisions of this paragraph; provided such party acquires and accepts the Leased Premises subject to this Lease and that, so long as Tenant is not in default under this Lease, the rights of Tenant hereunder shall not be disturbed by reason of the terms of any such Superior Instrument. If Tenant fails to execute and deliver any such documents or instruments within ten (10) business days following request therefor by Landlord, Landlord may treat such failure as an Event of Default.

                  In the event of any transfer in lieu of foreclosure or termination of a lease in which Landlord is lessee or the foreclosure of any Superior Instrument, or sale of the Property pursuant to any Superior Instrument, Tenant shall attorn to, and recognize as "landlord" hereunder, such purchaser, transferee or lessor and recognize such party as landlord under this Lease. The agreement of Tenant to attorn contained in the immediately preceding sentence shall survive any such foreclosure sale, termination of Landlord's interest, or transfer.

                  13.5 APPLICABLE LAW/CONSTRUCTION. This Lease shall be construed according to the laws of the State of Colorado and the provisions hereof shall be construed in accordance with their fair meaning. Each of the parties has agreed to the use of the particular language hereof (and in all attached Schedules), and any questions of doubtful interpretation shall not be resolved solely by any rule or interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman. The subject captions have been inserted for convenience only and shall not be used to alter or interpret the content of this Lease.

                  13.6 BINDING EFFECT. The covenants, conditions, warranties and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns, and shall survive the termination of this Lease, except as otherwise provided in this Lease.

                  13.7 TIME. Time is of the essence of this Lease.

                  13.8 ENTIRE AGREEMENT. This Lease and the Schedules attached set forth all the covenants, promises, agreements, representations, conditions, statements and understandings between Landlord and Tenant concerning the Leased Premises, the Building and the Project, and there are no representations, either oral or written between the parties other than those in this Lease. This Lease shall not be amended or modified except in a writing signed by both parties. Failure to exercise any right in one or more instance shall not be construed as a waiver of the right to strict performance or as an amendment to or modification of this Lease.

                  13.9 NOTICES. All notices, consents end approvals pursuant to this Lease shall be in writing and shall be effective on the earlier to occur of actual receipt or if mailed, three (3) days after posting at a United States Post Office, when mailed by certified mail or overnight mail, delivered (a) to Landlord or Tenant at the address designated in paragraph 1.1 with a copy to the Managing Agent, or (b) to such other address as may hereafter be designated by either party by written notice.

                  13.10 FORCE MAJEURE. Except as otherwise provided in this Lease, the obligations of Tenant to pay Rent and perform all of the terms, covenants and conditions on the part of Tenant to be performed hereunder shall in no way be affected, impaired or excused because Landlord, due to Unavoidable Delay (as defined below), (a) is unable to fulfill any of its obligations under this Lease, or (b) is delayed in providing any service, equipment or fixtures expressly or impliedly to be provided, or (c) is unable to make or is delayed in making any repairs, replacements, additions, alterations or decorations. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible. Landlord, however, shall not be obligated to pay overtime labor rates. Tenant shall be excused from its obligations hereunder (except the obligation to pay Rent) if, due to Unavoidable Delay, it cannot perform such obligation.

                  "Unavoidable delay" shall mean any and all delay beyond the reasonable control of the party claiming the benefit of this paragraph, including without limitation, delays caused by the other party; governmental restrictions, regulations, controls, preemptions or delays; orders of civil, military or naval authorities; strikes, labor disputes, lock-outs, shortages of labor or materials or reasonable substitutes therefor; Acts of God; fire, earthquake, floods, explosions or other casualties; extreme weather conditions or other actions of the elements; enemy action, civil commotion, riot or insurrection.

                  13.11 ATTORNEYS' FEES; PREJUDGMENT INTEREST. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Lease, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Lease, the prevailing party shall be entitled to reasonable attorneys' fees, costs, expert witnesses fees, post-judgment collection costs, and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Lease or any of its provisions shall include an award of prejudgment interest from the date of the breach or default at the maximum amount of interest allowed by law.

                  13.12 AUTHORITY. Tenant warrants and represents that it has full authority to enter, into this Lease; that this Lease constitutes a binding obligation on behalf of Tenant, and that the individual signing on behalf of Tenant is duly authorized to bind Tenant hereto.

                  13.13 HAZARDOUS MATERIALS.

                        13.13.1 LANDLORD'S REPRESENTATIONS AND WARRANTIES. Landlord hereby warrants and represents to Tenant that Landlord has no knowledge of the presence within the Leased Premises, the Building, or the Project, of any asbestos, polychlorinated biphenyls or other Hazardous Materials.

                        13.13.2 NOTICE. In the event that Tenant discovers or is informed that a Hazardous Material exists in the Leased Premises, in the Building, or any part or parts thereof or in the Project, it shall immediately notify the Landlord in writing of such discovery or information.

                  13.14 PARTIES' APPROVALS. Except as otherwise herein expressly provided, whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval.

                  13.15 MORTGAGEE PROTECTION. Landlord shall not be deemed to be in default under this Lease unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary or mortgagee a reasonable opportunity (or such other period as may be agreed to by Tenant and such beneficiary or mortgagee) to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure.

                  13.16 FINANCIAL STATEMENTS. Tenant acknowledges that, prior to its execution of this Lease, it has delivered to Landlord current financial statements of Tenant, and hereby represents and warrants that such financial statements are true and correct in all material respects.

                  13.17 MODIFICATION FOR LENDER. If, in connection with obtaining construction, interim or permanent financing for the Building, any lender of Landlord shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

                  13.18 RECORDING. Neither Landlord nor Tenant shall record this Lease or any memorandum thereof.

                  SUBMISSION OF THIS INSTRUMENT FOR EXAMINATION OR SIGNATURE BY TENANT DOES NOT CONSTITUTE A RESERVATION OF OR OPTION FOR LEASE, AND IT IS NOT EFFECTIVE AS A LEASE OR OTHERWISE UNTIL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.

                  This Lease is executed as of this 1st day of June, 1998.

LANDLORD:



HIGH POINTE I DEVELOPMENT GROUP LLC,     TENANT:
A COLORADO LIMITED LIABILITY COMPANY     HALLMARK ENTERTAINMENT NETWORK INC.,
                                         A DELAWARE CORPORATION
BY: LANKFORD & ASSOCIATES, INC., A
    COLORADO CORPORATION
    (MANAGING MANAGER)
                                         BY: /s/ GEORGE V. STEIN   06/01/98
                                            --------------------------------
                                             GEORGE V. STEIN
                                         ITS: PRESIDENT

    BY: /s/ ROBERT V. LANKFORD
       -----------------------------
       ROBERT V. LANKFORD, PRESIDENT     THE UNDERSIGNED HALLMARK ENTERTAINMENT,
                                         INC., A DELAWARE CORPORATION, HEREBY
                                         CONFIRMS, APPROVES AND AGREES TO THE
                                         PROVISIONS OF PARAGRAPH 12 OF
                                         SCHEDULE 9 ATTACHED TO THIS LEASE THIS
                                         1ST DAY OF JUNE, 1988.


                                         HALLMARK ENTERTAINMENT, INC., A
                                         DELAWARE CORPORATION

                                         BY: /s/ WILLIAM J. ALIBER
                                            --------------------------------
                                         NAME:
                                         ITS: VICE PRESIDENT

                                   SCHEDULE 9

                                ADDENDUM TO LEASE


     This Addendum to Lease (this "Addendum") is made this 1st day of June, 1998, between High Pointe I Development Group LLC, a Colorado limited liability company ("Landlord") and Hallmark Entertainment, Inc. ("Tenant"), who are parties to that certain Lease of even date to which this Addendum is attached as
Schedule 9 and incorporated therein by reference (the "Lease"). In the event of any conflict or inconsistency between any other portions of the Lease and this Addendum, the terms and conditions of this Addendum shall control. Capitalized terms shall have the meaning set forth either in the Lease or as defined in this Addendum.

     Landlord and Tenant hereby agree that the Lease is hereby amended and modified in the following particulars only:

     1. OPTION TO EXPAND LEASED PREMISES. Landlord hereby grants to Tenant the following option to expand the Leased Premises on the following terms and conditions:

         a. Provided Tenant is not in default under the terms and conditions of this Lease Tenant shall have the option to expand into and lease the third floor of the Building, consisting of 24,434 Rentable Square Feet ("Expansion Area"), by giving notice to Landlord of Tenant's election to lease the Expansion Area on or before November 10, 1998 (the "Expansion Option"), in the form set forth as
Exhibit 9-A attached hereto and incorporated herein by reference.

         b. If Tenant timely exercises the Expansion Option in accordance with this paragraph 1, Tenant's use and occupancy of such Expansion Area shall be on and subject to the Rent and all other terms, covenants and conditions provided in this Lease, and the Expansion Area shall be incorporated into the Leased Premises, subject to the following:

            i. The Expansion Area shall be deemed to be incorporated into the Leased Premises on the date which is one (1) business day after Substantial Completion of the Expansion Area has been achieved pursuant to Schedule 5 attached hereto, which shall be the earlier of on or before January 1, 1999, or fifty (50) days after Tenant exercises the Expansion Option if notice of such exercise is delivered prior to November 10, 1998.

            ii. The Lease Expiration Date shall be amended to a date one hundred twenty (120) months after the Expansion Area is deemed to be incorporated into the Leased Premises.

            iii. Landlord and Tenant shall execute an amendment to this Lease setting forth the revisions to this Lease to reflect the additions of the Expansion Area to the Leased Premises and the resulting changes required to the definitions of the Leased Premises, Tenant's Square Footage, Lease Expiration Date, Base Rent and Tenant's Pro Rata Share as set forth in paragraph 1 of the Lease.

            iv. In the event Tenant fails to elect to exercise the Expansion Option provided for in this paragraph, the Expansion Area shall be subject to the Continuing Right of First Refusal set forth in paragraph 2 of this Addendum.

     2. CONTINUING RIGHT OF FIRST REFUSAL TO LEASE SPACE. Provided the Tenant is not in default under any terms and conditions of the Lease, Tenant shall have the following continuing right of first refusal to lease space within the Building (the "Continuing Right of First Refusal"):

         a. In the event that Landlord desires to enter into a lease with a third party for space within the Building which is available for lease, Landlord shall deliver notice to Tenant of any bona fide third party offer which Landlord intends to accept (the "Third Party Offer"), setting forth the terms of the Third Party Offer and the identity of the third party. Within ten
(10) days following the notice of any Third Party Offer, Tenant shall have the right to accept the same by giving notice to Landlord within such period. Within thirty (30) days following Tenant's acceptance, Landlord and Tenant shall enter into an amendment of this Lease incorporating the terms of the Third Party Offer. In the event Tenant either rejects the Third Party Offer or fails to notify Landlord of its acceptance of the same within said ten (10) day period, Landlord shall thereafter have the right for a period of one hundred twenty
(120) days thereafter, with respect to the subject space, to accept the Third Party Offer, or a separate third party offer which is not more than five percent (5%) more favorable to such third party (on a net effective) than the Third Party Offer. In the event Landlord wishes to accept within said one hundred twenty (120) day period a separate third party offer which, on a net effective basis, is more than five percent (5%) more favorable than the Third Party Offer, then Landlord shall again be required to comply with the requirements of this paragraph 2. However, this Continuing Right of First Refusal shall continue to apply to any space which may become available for lease following the expiration of the term of any lease, or extension thereof by any third party tenant in the Building. Notwithstanding the foregoing to the contrary, the balance of the unoccupied Rentable Square Feet of space on the second floor of the Building is subject to a right of first refusal to Aetna Life Insurance

                                      9.1

Company pursuant to a lease between Landlord and Aetna Life Insurance Company ("Aetna") (the "Aetna Right of First Refusal"). Tenant acknowledges and agrees that the Continuing Right of First Refusal granted herein shall be subject to the Aetna Right of First Refusal with respect to the second floor of the Building. However, if Landlord receives a Third Party Offer pertaining to the space on the second floor of the Building which is subject to the Aetna Right of First Refusal, Landlord will give notice of such Third Party Offer to Tenant and Tenant shall have the right to match such Third Party Offer or make a better offer for such space by giving notice of such election setting forth in detail the terms of such offer within three (3) business days following the notice of any Third Party Offer. Landlord shall submit Tenant's offer to Aetna pursuant to the Aetna Right of First Refusal, if Tenant's offer is equal to or better than the Third Party Offer, in the reasonable determination of Landlord. If Aetna fails to exercise the Aetna Right of First Refusal, Tenant and Landlord shall enter into a lease incorporating Tenant's offer within ten (10) days after notice from Landlord of such failure.

        b. If Tenant has occupied at least sixty percent (60%) of the Total Rentable Square Feet of the Building by on or before January 1, 2000, and at least five (5) years shall remain on the Lease Term of this Lease, then Tenant shall have the right to elect to modify the Third Party Offer to make the proposed lease termination date under the Third Party Offer co-terminus with the Lease Expiration Date under this Lease (the "Co-Terminus Election"). Tenant shall give notice of its desire to exercise the Co-Terminus Election at the time it gives notice to Landlord of its acceptance of the Third Party Offer.

        c. In the event Tenant shall give notice of the Co-Terminus Election, to the extent the adjustment of the term of the Third Party Offer changes the economic benefit of the Third Party Offer, the Rent and Landlord's Share of the cost of Leasehold Improvements under the Third Party Offer shall be adjusted so that such Rent and Landlord's Share of the cost of Leasehold Improvements shall be substantially comparable to the Third Party Offer (on a net effective basis).

     3. RIGHT OF FIRST REFUSAL TO PURCHASE. Provided that Tenant is not in default under any terms and conditions of the Lease, Tenant shall have the following right of first refusal to purchase the Project (the "Right of First Refusal to Purchase"):

        In the event Landlord desires to enter into a contract with a third party for the sale of the Project, Landlord shall deliver notice to Tenant of any bona fide third party offer which Landlord intends to accept (the "Purchase Offer"), setting forth the terms of the Purchase Offer and the identity of the third party. Within ten (10) days following the notice of any Purchase Offer, Tenant shall have the right to accept the same by giving notice to Landlord within such period. Within thirty (30) days following Tenant's acceptance, Landlord and Tenant shall enter into an agreement incorporating the terms of the Purchase Offer. In the event Tenant either rejects the Purchase Offer or fails to notify Landlord of its acceptance of the same within said ten (10) day period, Landlord shall thereafter have the right for a period of one (1) year, to accept the Purchase Offer, or a separate offer from a bona fide third party which is not more than five percent (5%) more favorable to such third party (on a net effective basis) than the Purchase Offer. In the event Landlord wishes to accept within said one (1) year period a separate third party offer, which on a net effective basis, is more than five percent (5%) more favorable than the Purchase Offer, Landlord shall again be required to comply with the requirements of this paragraph 3. In the event Tenant either rejects the Third Party Offer or fails to notify Landlord of its acceptance of the same within the above ten (10) day period, Tenant's right of first refusal hereunder shall terminate and be of no further force and effect after one (1) year thereafter. The Right of First Refusal to Purchase shall not apply to any lender in connection with a foreclosure, deed-in-lieu of foreclosure, or any sale of the Project by such lender.

     4. OPERATING COSTS ADJUSTMENT LIMITATION. Notwithstanding the provisions of paragraphs 3.4.2 and 3.4.3 of the Lease, Tenant's obligation to pay that portion of Excess Operating Costs, exclusive of real estate taxes and assessments, insurance and utilities, shall not exceed five percent (5%) of such costs for the prior calendar year. No such limitation shall apply to real estate taxes, insurance and utilities.

     5. ASSIGNMENT AND SUBLETTING. Notwithstanding the provisions of paragraph
6.4 of the Lease to the contrary, provided Tenant is not in default under the terms and conditions of this Lease, Tenant shall have the right during the term of this Lease or any extension hereof to assign this Lease or sublet the Leased Premises to Hallmark Entertainment, Inc., a Delaware corporation, or to another subsidiary or affiliate of Tenant, subject to the following:

        a. Tenant shall give Landlord thirty (30) days prior notice of such intended assignment or subletting, together with information concerning the identity of such assignee or subtenant and such other information required to be delivered pursuant to paragraph 6.4 of the Lease.

        b. Such assignment or subletting shall be evidenced by a form of agreement reasonably acceptable to Landlord, pursuant to which such assignee or subtenant shall assume and agree to perform the obligations of Tenant under the Lease, together with Tenant's express acknowledgement and confirmation to Landlord that Tenant shall remain in all respects primarily liable for the complete and timely performance of Tenant's obligations under the terms and conditions of this Lease.

                                      9.2

     6. BASE RENT ADJUSTMENT FOR ADDITIONAL LEASEHOLD IMPROVEMENTS. In addition to the allowance of Twenty-Three Dollars ($23.00) per rentable square foot of Tenant Square Footage for Base Tenant Improvements set forth in paragraph 1.1 of
Schedule 5 of the Lease, up to Six Dollars ($6.00) per rentable square foot of Tenant's Square Footage of Tenant's Share of the Leasehold Improvements may be paid by Tenant through an adjustment of the Base Rent to be payable pursuant to paragraphs 1.1.7 of the Lease (the "Base Rent Adjustment"). The Base Rent Adjustment shall be determined as the amount of such additional cost per rentable square foot, amortized at ten percent (10%) per annum over the initial one hundred twenty (120) month term of the Lease. Such Base Rent Adjustment shall be established based upon the amount of Six Dollars ($6.00) per rentable square foot unless Tenant shall give notice to Landlord on or before five (5) days after Landlord has delivered a notice to Tenant that Landlord is ready to commence construction of the Leasehold Improvements of Tenant's election not to enter into the Base Rent Adjustment provided for herein, or to do so at a lesser amount set forth in such notice. On or before the Lease Commencement Date, Landlord and Tenant shell execute an amendment to this Lease, in form reasonably acceptable to Landlord, setting forth the adjusted Base Rent under the Lease pursuant to paragraph 1.1.7 of the Lease.

     7. SIGNAGE. Tenant shall have the exclusive right during the Lease, as extended for the period of any Renewal Option exercised by Tenant pursuant to paragraph 11 of this Addendum, to install at its sole cost and expense a sign bearing the name, tradename and/or logo of Tenant on the exterior surface of the Building ("Tenant's Sign"), subject to the following:

        a. The dimensions, design, materials, and colors comprising the Tenant Sign, shall be subject to the prior approval of Landlord which approval shall not be unreasonably withheld.

        b. The Tenant Sign shall be subject to any and all required approvals and permits under applicable governmental regulations, covenants and design guidelines (the "Sign Approvals"). It shall be the responsibility of Tenant, at Tenant's expense, to prepare and submit any and all applications for the Sign Approvals. Tenant shall provide copies of any such documents or applications pertaining to the Sign Approvals to Landlord for Landlord's review and approval prior to submission to any applicable authority having jurisdiction over the Project. Landlord shall have five (5) business days from receipt of such documents or application in which to review and give notice to Tenant of Landlord's approval or disapproval of such document or application. Any failure of Landlord to give notice to Tenant within such period shall be deemed to be an approval of such document or application. Any notice of disapproval from Tenant to Landlord shall set forth Landlord's reasons for its disapproval in reasonable detail. Landlord shall cooperate reasonably with Tenant in connection with Tenant's pursuit of the Sign Approvals.

        c. Landlord shall install, or permit Tenant to install, using a contractor approved by Landlord, the Tenant's sign. Tenant shall make all required conduit or cable connections between Tenant's sign and the Building Electrical Services, subject to (i) Tenant's payment of reasonable costs for such services, and (ii) approval of such connections by Landlord, which approval shall not be unreasonably withheld. Such work may be performed by Landlord, or by a contractor of Tenant approved by Landlord.

        d. Tenant shall be responsible for maintaining Tenant's sign in a clean operable condition through a contractor approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall save Landlord harmless from any claims, liability or expenses resulting from the erection, maintenance, existence or removal of Tenant's sign, provided that any such loss, cost or damage are not due, to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

        e. At the conclusion of the Lease Term, or any extension thereof arising from the Renewal Option, Tenant shall remove Tenant's sign, repair and restore any damage or wear to the Building relating therefrom, and surrender and restore the Building to Landlord in substantially as good condition as when Tenant's sign is installed, except for loss or damages resulting from casualty, condemnation, Act of God, or ordinary wear and tear.

        f. The liability insurance to be carried by Tenant pursuant to the provisions of this Lease shall include coverage for the Tenant's sign and for Tenant's activities pertaining to the Tenant's sign.

     8. ANTENNA(E) INSTALLATION. Subject to the following provisions of this paragraph 8, Landlord grants to Tenant the right, in common with Landlord and other tenants, to install, operate, and maintain, at Tenant's expense and risk, up to three (3) lawfully permitted antenna(e), satellite dish(es) and associated equipment (the "Antenna(e) Equipment"), at the location on the Building roof designated for such use reasonably acceptable to Landlord; or, if the Building roof is inadequate for any reason to afford a sufficient area for a direct line of sight transmission for satellite dish antenna(e), Landlord shall make up to six hundred (600) square feet of space available on the highest level of the parking structure for the Project or on the Land at the south side of such parking structure for such purpose (collectively, the "Antenna(e) Premises"):

                                      9.3

        a. Tenant shall submit to Landlord for its approval, a full set of engineering plans and specifications for the proposed Antenna(e) Equipment installation.


        b. Tenant shall make all required conduit or cable connections between Tenant's equipment in the Premises and the Antenna(e) Equipment utilizing Building electrical services, subject to (i) Tenant's payment of reasonable costs for such services, and (ii) approval of such connections by Landlord.

        c. Any Antenna(e) Equipment installed by Tenant shall be erected so as not to interfere with the operation of any previously erected antenna(e) and in a location and manner that will minimize interference with additional antenna(e) to be erected by Landlord or other tenants in the future, and Landlord shall not erect or permit the erection of any antenna(e) so as to materially interfere with the operation of the Antenna(e) Equipment previously erected by Tenant;

        d. Tenant, its authorized employees, agents and contractors shall, at all reasonable times, have the right to enter or leave the Antenna(e) Premises, subject to Building Rules and Regulations, and Landlord agrees that it will not give unauthorized persons access to Tenant's Antenna(e) Premises or Antenna(e) Equipment;

        e. Tenant shall obtain all necessary municipal, state and federal permits and authorizations and any approvals required by applicable covenants, required to install, maintain and operate the Antenna(e) Equipment and pay any charges levied by government agencies which are the sole result of Tenant having the Antenna(e) Equipment. Landlord agrees to fully cooperate with Tenant in obtaining all such permits and authorizations, at no cost or expense to Landlord;

        f. Tenant shall maintain the Antenna(e) Equipment and Antenna(e) Premises in a good state of repair and to save Landlord harmless from any claims, liability or expenses resulting from the erection, maintenance, existence or removal of the Antenna(e) Equipment, provided that such loss, costs or damages are not due, to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors;

        g. At the conclusion of the Term, Tenant shall remove the Antenna(e) Equipment and surrender and restore the Antenna(e) Premises to Landlord in substantially as good condition as when entered, except for loss or damages resulting from casualty, condemnation, act of God or ordinary wear and tear;

        h. The liability insurance to be carried by Tenant pursuant to the provisions of this Lease shall include coverage for Tenant's activities on the Antenna(e) Premises;

        i. In the event the land adjacent to the Project, described as Lot 2, Greenwood Plaza South Filing No. 4, is developed with a building and other improvements which interfere with the line-of-sight transmission or reception of an antenna (including a satellite dish antenna), Landlord will reimburse Tenant for Tenant's actual out-of-pocket expense incurred in relocating any such antenna to another location within the Antenna(e) Premises, if such a location is available. Such reimbursement shall constitute full satisfaction of any and all claims, losses or damages Tenant may suffer from such interference;

        j. Landlord makes no warranty and shall bear no responsibility, except as expressly set forth herein, with respect to the operability of the Antenna(e) Equipment, the non-existence of interference or other problems with respect to the reception or transmission of signals, and/or the availability of the permits, authorizations and approvals which may be required for the installation, maintenance and operation of the Antenna(e) Equipment.

     9. EMERGENCY GENERATOR. Subject to the following provisions of this paragraph 9, Landlord grants to Tenant the right in common with Landlord and other tenants to install, operate and maintain, at Tenant's expense and risk, up to two (2) emergency generators and related equipment for the generation of electricity ("Generator Equipment") at the location of the existing concrete generator pad indicated on the Site Plan depicted in Schedule 1 of the Lease, or at such other location on the Land as may be designated and acceptable to Landlord. If the existing generator pad is not adequate to afford sufficient area for a second generator, Landlord shall designate an area of Land for the expansion of the existing generator pad or the construction of an additional generator pad and shall install it at Landlord's expense subject to the availability of the Approvals defined in paragraph 9.e hereof (collectively, the "Generator Pad Premises"):

        a. Tenant shall submit to Landlord for its approval, a full set of engineering plans and specifications for the proposed Generator Equipment installation.

        b. Tenant shall make all required conduit or cable connection between Tenant's equipment in the premises and the Generator Equipment utilizing Building electrical services, subject to:

           i. Tenant's payment of reasonable costs for such services; and

                                       9.4

            ii. Approval of such connections by Landlord, which approval shall not be unreasonably withheld.

         c. The Generator Equipment installed by Tenant shall be installed so as not to interfere with the operation of any previously installed generator equipment.

         d. Tenant, its authorized employees, agents, and contractors shall, at all reasonable times, have the right to enter or leave the Generator Pad Premises, subject to Building rules and regulations.

         e. Tenant shall obtain all necessary municipal, state and federal permits and authorizations and any approvals required by applicable covenants (collectively, "Approvals"), required to install, maintain and operate the Generator Equipment, and pay any charges which are levied by any government agencies which are the sole result of Tenant having the Generator Equipment. Landlord agrees to fully cooperate with Tenant in obtaining all such permits and authorizations at no cost or expense to Landlord, except Landlord shall be responsible for applying for any Approvals for an expansion or addition of the Generator Pad Premises to accommodate the Generator Equipment.

         f. Tenant shall maintain the Generator Equipment and the Generator Pad Premises in a good state of repair and save Landlord harmless from any claims, liability or expenses resulting from the installation, maintenance, operation or removal of the Generator Equipment, provided that such loss, cost or damages are not due to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

         g. Notwithstanding the provisions of paragraph 6.8 and Schedule 2 of the Lease, Tenant shall have the right to store such fuel at the Generator Pad Premises as may be required for the reasonable operation of the Generator Equipment, provided that such storage and utilization of such fuel shall at all times be in compliance with all Environmental Laws, any other governmental regulations pertaining thereto, or commercially reasonable rules and regulations which may be promulgated by Landlord.

         h. At the termination of this Lease, Tenant shall remove the Generator Equipment and surrender and restore the Generator Pad Premises to Landlord in substantially as good conditions as when entered, except for loss or damages resulting from casualty, condemnation, Acts of God, or ordinary wear and tear.

         i. The liability insurance to be carried by Tenant pursuant to the provisions of this Lease shall include coverage for Tenant's activities on the Generator Pad Premises.

         j. Landlord makes no warranty and shall bear no responsibility, except as especially set forth herein, with respect to the operability of the Generator Equipment, and/or the availability of the Approvals which may be required for the installation, maintenance and operation of the Generator Pad Premises and the Generator Equipment.

     10. REFURBISHMENT ALLOWANCE. At any time after the end of Year Five of the Lease and prior to the end of Year Six of the Lease, Landlord shall reimburse Tenant for up to Five Dollars ($5.00) per rentable square foot of Tenant Square Footage for actual costs incurred by Tenant for reasonable remodeling, refurbishment and replacement of Leasehold Improvements within the Leased Premises, subject to Landlord's prior approval pursuant to paragraph 6.1.4 of the Lease. Landlord shall pay such reimbursement to Tenant on or before thirty
(30) days after Tenant shall deliver to Landlord evidence of such costs incurred in the form of paid invoices or other similar information.

     11. OPTION TO RENEW.

         a. Provided that Tenant is not in default under the terms and conditions of this Lease at the time the option may be exercised, Landlord grants to Tenant the option (the "Renewal Option") to renew this Lease with respect to all of the Leased Premises for two (2) additional periods of five (5) years each (individually the "First Renewal Period" and "Second Renewal Period" and collectively, the "Renewal Periods"). The Renewal Option may be exercised by Tenant by delivering notice to Landlord of Tenant's election at least two hundred fifty-five (255) days prior to the expiration date of the initial term of the Lease, with respect to the First Renewal Option and for a like period of time prior to the expiration date of the Second Renewal Period if the Renewal Option is exercised for the First Renewal Period.

         b. The renewal rental rate for the Leased Premises for the Renewal Periods shall be equal to ninety-five percent (95%) of the "Market Rental Rate" as hereinafter defined (also sometimes referred to herein as the "Renewal Rental Rate"). The Market Rental Rate shall mean the annual amount per rentable square foot that a willing tenant would pay and a willing landlord would accept in an arm's length, bona fide negotiation (based upon comparable lease transactions for comparable space made with other tenants in the Building during the prior three (3) month period exclusive of any sublease transactions, or, if no comparable lease transactions occur in the Building during the prior three (3) month period, for comparable lease transactions made in comparable buildings in the Southeast Denver, Colorado area, exclusive of any sublease transactions, without any additional

                                      9.5
inducements (including, without limitation, any tenant improvement allowance or improvements constructed at the Landlord's expense), but taking into account any free rent or similar inducements given in any such transaction, for a lease of the premises, on the same terms and conditions for the specified period of time. In determining the market rental in any comparable lease transactions, the value of tenant improvements provided by the Landlord in such transaction in either the form of a tenant improvement allowance or construction of improvements at Landlord's expense as well as other Landlord inducements, shall be substantiated and netted out in determining such Market Rental Rate. Parking rental rates chargeable pursuant to Schedule 7 of the Lease shall be the rates then being offered to members of the public or other tenants for long term parking in the Project parking facility. Notwithstanding anything to the contrary contained in this Lease, the Renewal Rental Rate for the Leased Premises and for the parking provided pursuant to Schedule 8 of the Lease shall not be less than the Base Rent payable under this Lease during the initial term hereof.

         c. If Tenant elects to exercise the Renewal Option, within fifteen (15) days after Tenant delivers its notice of exercise, Landlord shall give notice to Tenant of Landlord's determination of Market Rental Rate for the Leased Premises and for parking provided pursuant to Schedule 8 of the Lease. Tenant shall have fifteen (15) days thereafter in which to either accept Landlord's determination of Market Rental Rate or to object thereto by giving notice of such acceptance or rejection within such fifteen (15) day period. Tenant's failure to give such notice shall be deemed to be an acceptance of Landlord's determination of Market Rental Rate. By giving notice of an objection, Tenant shall be deemed to have elected to submit the determination of Market Rental Rate to arbitration, if Landlord and Tenant fail to agree upon the Rental Rate within thirty (30) days after Tenant's original notice of its intent to exercise the Renewal Option, in which case the following procedure shall be utilized:

            i.  The parties, within ten (10) days after the end of such thirty
         (30) day period, shall each appoint a qualified commercial real estate broker, or certified commercial real estate appraiser, with a minimum of ten (10) years experience in the applicable market. The two individuals so appointed shall be requested to select a third qualified broker or appraiser within ten (10) days after their appointment. If such individuals cannot agree upon a third broker or appraiser, either Landlord or Tenant may elect to have the third broker or appraiser appointed by the President of the Colorado Chapter of the Association for Commercial Real Estate, or its successor organization. Each party shall be responsible for the compensation, if any, of the broker or appraiser appointed by it and for one-half (1/2) of the compensation, if any, of the third broker or appraiser. As soon as reasonably possible after their appointment, and in any event, within thirty (30) days thereafter, the two (2) individuals selected by Landlord and Tenant shall each make a separate determination of the Market Rental Rate and shall deliver a written report of their determination (including reasonable details supporting such determination) to Landlord and Tenant. If the higher of the two (2) Market Rental Rate determinations is equal to or less than one hundred and five percent (105%) of the lower determination, then the average of the two (2) determinations shall be used as Market Rental Rate and shall be binding on Landlord and Tenant. If the higher determination is more than one hundred five percent (105%) of the lower determination, then as soon as reasonably possible thereafter, the third individual shall determine which of the two (2) brokers determinations of Market Rental Rate most closely approximates the initial Market Rental Rate, and the determination so selected shall be used as the Market Rental Rate and shall be binding on both Landlord and Tenant. Landlord and Tenant shall, separately and collectively in good faith, use all reasonable diligence to ensure that all three (3) determinations are completed in good faith within forty (40) days after appointment of the first broker or appraiser to be appointed.

            ii. If the determination of the Market Rental Rate is not completed prior to the date it is to become effective, this Lease shall nevertheless continue in full force and effect until such determination is made, the Base Rent for such period and such space shall be payable at the rate stipulated by Landlord as the Market Rental Rate. Upon final determination of the Market Rental Rate, the payment of the Market Rental Rate shall commence on the first day of the month following the date of such determination, and Tenant shall pay to Landlord, or Landlord shall refund to Tenant, within thirty (30) days thereafter, the amount of any underpayment or overpayment of Base Rent, as the case may be, during the interim period.

     12. TRIAD LEASE. Hallmark Entertainment, Inc. ("Hallmark"), an affiliate of Tenant is currently obligated as tenant under those certain leases between Hallmark, as tenant, and [ILLEGIBLE] Real Estate Limited Partnership, as landlord as more particularly set forth on Exhibit 9-B attached hereto and incorporated herein by reference pertaining to approximately seventeen thousand five hundred fifty-seven (17,557) rentable square feet of office space and two hundred sixty-one (261) rentable square feet of warehouse space (collectively, the "Triad Lease"). Subject to the truth and accuracy of the representations and warranties of Tenant and Hallmark with respect to the Triad Lease hereinafter set forth, and the performance of the covenants by Tenant and Hallmark relating to the Triad Lease, and provided Tenant is not in default under any of the terms and conditions of this Lease, Landlord shall reimburse Hallmark on a monthly basis, on or before the twentieth (20th) day of each month commencing with the first full month following the Lease Commencement Date, the actual amount paid by Hallmark for the preceding month for its rental obligation under the Triad Lease, until Hallmark is relieved of such payment obligation through the earlier of the termination, assignment or sublease of the Triad Lease. If Tenant shall not have completely vacated the premises covered by the Triad Lease as of the Lease Commencement Date, Landlord's obligation to reimburse Hallmark hereunder shall be

                                      9.6
prorated equitably on the basis of the amount of rentable square feet of space actually vacated and unused by Tenant during the period for which such reimbursement is to be made.

         a. As an inducement to Landlord to agree to reimburse Hallmark for its obligations under the Triad Lease as herein provided, Tenant and Hallmark hereby represent and warrant to Landlord the following:

            i. A true and complete copy of the Triad Lease, and any amendments or modification thereto have been delivered to Landlord.

            ii. The Triad Lease is in full force and effect, without modification except as set forth in duly executed amendments to the Triad Lease, all of which have been delivered to Landlord.

            iii. There is no prepaid rent and no security deposit which has been paid by Tenant or Hallmark, except as set forth in the Triad Lease, and no such amounts have been returned to Tenant.

            iv. Hallmark has performed all of its obligations due to be performed under the Triad Lease and there are no defenses, counterclaims, deductions or offsets outstanding or other claims of any kind or nature by the Landlord under the Triad Lease as of the date hereof and the landlord under the Triad Lease has performed all of its obligations due to be performed under said Lease, and Hallmark has no defenses, no counterclaims, deductions or offsets outstanding or other excuses for Tenant's performance under the Triad Lease.

         b. Tenant and Hallmark hereby authorize Landlord and its duly authorized agents and brokers to commence marketing the premises covered by the Triad Lease to prospective assignees or subtenants, and to communicate with the Landlord under the Triad Lease regarding the mitigation of Landlord's liabilities through assignment, subletting, lease buyout or other alternatives that may be proposed by Landlord.

         c. Notwithstanding the obligations set forth in paragraph 2 hereof, of Tenant and Hallmark to cooperate with Landlord in connection with the Triad Lease, such covenant of cooperation shall be subject to the following:

            i. Landlord shall keep Tenant reasonably informed concerning indications of interest received from third parties pertaining to the premises under the Triad Lease.

            ii. Tenant shall have the right to have its designated representative or agent attend any meeting to be conducted by Landlord, or its duly authorized representative or broker with a third party interested in occupying any portion of the premises under the Triad Lease.

            iii. Any communication from Landlord, or its duly authorized agent or broker, with any third party expressing an interest in occupying any portion of the Premises under the Triad Lease, shall be non-binding in nature unless approved and consented to in writing by Tenant.

         d. Tenant and Hallmark shall cooperate with Landlord in all reasonable respects to assist Landlord in its effort to mitigate Landlord's costs relating to the Triad Lease to be incurred pursuant to this paragraph. Such cooperation by Tenant and Hallmark shall include, but shall not be limited to, the following:

            i. Tenant and Hallmark shall execute any documents reasonably requested by Landlord authorizing Landlord and its duly authorized agents and brokers to market the premises covered by the Triad Lease to prospective assignees or subtenants.

            ii. Tenant and Hallmark shall execute such other documents as may reasonably be requested by Landlord including, without limitation, notices which may be required under the Triad Lease concerning operating matters, lease renewals and the like, subject to Tenant's and Hallmark's right to not sign anything that, in their reasonable opinions, would violate the Triad Lease, or would increase Tenant's potential liability under the Triad Lease, or would increase Hallmark's potential liability under the Triad Lease.

            iii. Upon Landlord's request, Tenant and Hallmark shall participate in negotiations with the landlord under the Triad Lease and third parties to facility any commercially reasonable transaction desired by Landlord to reduce or eliminate Hallmark's obligation under the Triad Lease and Landlord's obligation under this paragraph 12.

            iv. Tenant and Hallmark shall not execute any instruments or enter into any agreements pertaining to the Triad Lease without the prior consent of Landlord not to be unreasonably withheld, or except as may be necessary to protect Hallmark's legal status and may be required under the Triad Lease.

                                      9.7

            v. Tenant and Hallmark shall promptly deliver to Landlord any notice delivered pursuant to the Triad Lease, or any correspondence received by Tenant pertaining to the Triad Lease.

            vi. Tenant and Hallmark shall afford Landlord, its agents and brokers, reasonable access to all portions of the premises covered by the Triad Lease during reasonable business hours, upon reasonable prior notice, for the purpose of obtaining information concerning the floor plan and Leasehold improvements comprising such premises, and for the purpose of showing such premises, or portions thereof, to third parties expressing an interest in occupying the premises covered by the Triad Lease.

            vii. Tenant and Hallmark shall immediately deliver, if not previously delivered to Landlord, any floor plans pertaining to the Triad Lease, specifications concerning any special Tenant improvements or equipment included within the premises of the Triad Lease, and any other documents or instruments reasonably related to the Triad Lease which would materially relate to or affect the Landlord's ability to mitigate its liabilities pertaining to the Triad Lease.

     13. MOVING ALLOWANCE. On or before ten (10) days after the Lease Commencement Date, Landlord shall pay to Tenant as an additional allowance to cover costs incurred by Tenant in moving to the Leased Premises a moving allowance of One Dollar and Twenty-Five Cents ($1.25) per rentable square foot of Tenant's Square Footage.

     14. APPROVAL OF BOARD OF DIRECTORS OF TENANT. The terms and conditions of this Lease are subject to the prior approval of the Board of Directors of Tenant. By execution of this Lease, Tenant represents and warrants to Landlord that Tenant is fully authorized to enter into and execute and perform the terms and conditions of this Lease; that the officer indicated as executing the Lease is duly authorized and fully empowered to execute this Lease, and that the execution by such officer has been duly authorized by the Board of Directors of Tenant and such Lease is a binding obligation of Tenant.

LANDLORD:                                TENANT:
HIGH POINTE I DEVELOPMENT GROUP LLC,     HALLMARK ENTERTAINMENT NETWORK,
A COLORADO LIMITED LIABILITY COMPANY     INC., A DELAWARE CORPORATION

BY: LANKFORD & ASSOCIATES, INC., A
    COLORADO CORPORATION
    (MANAGING MANAGER)
                                         BY: /S/ GEORGE V. STEIN
                                             -----------------------------------
BY: /S/ ROBERT V. LANKFORD                   GEORGE V. STEIN
    --------------------------------     ITS: PRESIDENT
    ROBERT V. LANKFORD, PRESIDENT

                                         THE UNDERSIGNED, HALLMARK
                                         ENTERTAINMENT, INC., A DELAWARE
                                         CORPORATION, HEREBY CONFIRMS, APPROVES
                                         AND AGREES TO THE PROVISIONS OF
                                         PARAGRAPH 12 OF THIS SCHEDULE 9 OF THE
                                         LEASE THIS 1ST DAY OF JUNE, 1998.

                                         HALLMARK ENTERTAINMENT, INC., A
                                         DELAWARE CORPORATION

                                         BY: /S/ WILLIAM J. ALIBER
                                             -----------------------------------
                                         NAME:
                                         ITS: VICE PRESIDENT

                                      9.8

                            EXHIBIT 9A TO SCHEDULE 9

                     NOTICE OF EXERCISE OF EXPANSION OPTION

                                   MEMORANDUM

TO:   HIGH POINTE I DEVELOPMENT GROUP LLC, A COLORADO LIMITED LIABILITY COMPANY

FROM: HALLMARK ENTERTAINMENT, INC.

RE:   NOTICE OF EXERCISE OF EXPANSION OPTION

--------------------------------------------------------------------------------

     PURSUANT TO PARAGRAPH 1 OF SCHEDULE 9 OF THAT CERTAIN LEASE BY AND BETWEEN HIGH POINTE I DEVELOPMENT GROUP LLC, AS "LANDLORD" AND HALLMARK, INC., AS "TENANT," EXECUTED JUNE 1, 1998 PERTAINING TO CERTAIN LEASED PREMISES WITHIN THE PROJECT GENERALLY REFERRED TO AS HIGH POINTE AT GREENWOOD I (THE "LEASE"), NOTICE IS HEREBY GIVEN THAT TENANT HEREBY ELECTS TO EXERCISE THE EXPANSION OPTION IN ACCORDANCE WITH THE LEASE.

     EXECUTED THIS 1ST DAY OF JUNE 1998.

                                       TENANT:

                                       HALLMARK ENTERTAINMENT NETWORK, INC.

                                       BY: /S/ GEORGE V. STEIN
                                           -------------------------------------
                                           GEORGE V. STEIN

                                       ITS: PRESIDENT

                                      9A.1